Exhibit 99.1

Sonic Foundry Reports Year-End Results for Fiscal 2005

Mediasite Sales Continue Climbing as Company’s End-To-End Solutions Attract
Enterprise Customers, Multi-Unit Purchases and Repeat Sales

          MADISON, Wis., Dec. 1 /PRNewswire-FirstCall/ -- Sonic Foundry(R) Inc. (Nasdaq: SOFO), a leader in automated rich media communications technology, today announced results for its 2005 fiscal year.  Highlights for fiscal 2005 include:

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Revenues increase substantially from a year ago.  Annual revenues for 2005 totaled $8.3 million, up 89 percent from $4.4 million reported the year earlier.  Multiple unit sales, repeat purchases from existing customers, increased sales and marketing efforts, new software offerings and product enhancements contributed to the significant increase.  Units sold increased 74 percent from 269 in 2004 to 467 in 2005.  The company continues to see marked growth in billings related to customer support, product services and recently launched hosting services.  These items are initially recorded as unearned revenue and then recognized over future periods.  For fiscal 2005, customer support fees more than doubled to $975,000 from $425,000 reported for 2004.  Total billings for fiscal 2005 were $8.8 million.

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Annual gross margins increase significantly.  Gross margins for fiscal 2005 rose to 67 percent compared to 60 percent for fiscal 2004.  As expected, high margin customer support revenue and licensing of server software applications accounted for the majority of the increase in gross margin percentage over 2004 levels.  The company anticipates continued margin increases in the near term attributed to a higher mix of support, server software, consulting and hosting revenues.

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Operating expenses increase with growth in revenues, marketing and sales staff.  Operating expenses increased to $9.9 million, representing a 20 percent increase compared to the 89 percent top line growth.  For fiscal 2005, the company increased its selling, marketing and customer support staff by 55 percent.  Continued expansion in personnel is anticipated in fiscal 2006 to maintain current momentum, but is expected to grow well below projected top line growth.  Advertising and tradeshow expenses increased incrementally as a result of increased tradeshow attendance and print placements.  The company believes these investments are important in defending its market leadership position and critical to sustaining the success of new product and service launches announced in fiscal 2005 and new product offerings planned for fiscal 2006.

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Cash used for operations decreased by almost half.  Sonic Foundry continued to progressively improve its operating cash flow by reducing cash used for operations from $6.2 million in fiscal 2004 to $3.3 million in fiscal 2005.  Year-to-date, cash used in operating activities decreased 47 percent due to improved operating results and reduced working capital needs.  For the fourth fiscal quarter of 2005, total cash burn was reduced to $243 thousand.  The company remains focused on maintaining revenue growth and managing expenses to reach break-even operating results in the 2006 fiscal year.

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Year-to-year net loss and EPS again improve.  Sonic Foundry reported an improved net loss of $4.2 million for the fiscal year, or 14 cents per share, versus a loss of $5.4 million, or 18 cents per share, for fiscal 2004.

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Solid customer growth with emphasis on the enterprise.  During fiscal 2005, Sonic Foundry expanded its customer base to 433, up 90 percent from 228 in 2004.  The company made significant in-roads in the corporate, education, healthcare and government sectors, including defense and aerospace, pharmaceutical, financial services and universities.  Existing customers are experiencing strong internal demand for rich media content and are making additional purchases, an indication of the growing market acceptance and demand for Mediasite and rich media communications in general.  Fiscal 2005’s growing focus on the enterprise was marked by new technology developments, expanded service offerings and Microsoft certification (see below).  Recent customer additions include Sandia National Laboratories, University of Texas-Austin, MetLife, Ross University, Merck, the Maryland House of Delegates and the State of Wisconsin Senate.

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Developments in server technology.  Sonic Foundry’s recent technology development efforts are in response to the broadening use of rich media communications within the enterprise.  The company is currently introducing the EX Server to meet the need for a powerful, rich media communications platform that reduces the time and resource costs associated with managing, distributing and securing content across the enterprise.  The EX Server software offers a full suite of centralized management tools allowing business, government and higher education organizations to secure content access, monitor and report on system usage and customize presenter and viewer experiences.  The robust, database-driven architecture of the EX Server software positions Sonic Foundry’s enterprise solution uniquely in the market by providing solid integration and performance that is trusted by IT professionals and system administrators.

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Recorder technology.  Sonic Foundry introduced the Mediasite 440 Series, an entirely new line of rich media recording devices designed to appeal to various customers with both mobile and rack-mounted configurations. The company’s engineering effort continues to focus on designing powerful recorder technology built to meet the rigorous demands for state-of-the-art performance.

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Expanded service capabilities.  In fiscal 2005, the company launched a new managed services offering to help customers expedite rich media deployment.  The new offering enables organizations to jump start their rich media communications efforts without having to wade through the complexities associated with their IT or network infrastructure issues. The company sees early traction with health and telemedicine Mediasite customers, including Johns Hopkins Center for Clinical and Global Health Education, Virtual OR and University of Wisconsin Department of Medicine, who chose Sonic Foundry’s hosting services as a hassle-free solution to deploying rich media communications.

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Microsoft certification.  Demonstrating enterprise compatibility, Sonic Foundry earned certified status in Microsoft’s Partner Program and a Microsoft Competency in the area of ISV/Software Solutions.  The Partner Program recognizes the company’s expertise, impact in the technology marketplace and proven ability to meet customer needs, while the ISV/Software Solutions Competency assures Sonic Foundry customers of high quality and interoperability between the Mediasite solution and Microsoft technologies.

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Mediasite.com search portal.  To aggregate the thousands of presentations created by Mediasite customers every day around the world, the company today launched a new search portal, Mediasite.com, to link information seekers with the experts providing knowledge.  The Website is one of the first to provide a true rich media information exchange. Access to rich media content is one click away, providing a brand new seamless viewing experience.  A diversity of presentations and lectures is available on a wide range of topics such as cancer treatment, robotics, business startups, sociology, ethics and personal improvement. Mediasite.com will help close the loop on the full content capture, management, delivery and access process users seek for this new emerging form of communications.

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Greater penetration in higher education.  Sonic Foundry continued to expand throughout the higher education market segment with 154 university and college customers worldwide, representing approximately 36 percent of the company’s customer base.  Distance learning, continuing education and professional development deployments rapidly expanded through multi-unit sales and hosting services. Mediasite is becoming the de facto standard for higher education institutions, which choose Sonic Foundry’s solution for the simplicity, cost-effectiveness, Web communications capability and strong content management tools.  To further distribution in this market, Sonic Foundry recently became a supplier to the Dell education channel with new marketing and sales initiatives scheduled throughout 2006.  In addition, the company announced forthcoming integration with Blackboard, the leading learning management system for educational institutions.  These and future advances illustrate Sonic Foundry’s continued market penetration and focus on enhancing the process of education through the assistance of technology.

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Expansion into new global markets.  Awareness of Mediasite continued to grow globally through Sonic Foundry’s international sales force and increasing content generated by customers around the world.  In fiscal 2005, Sonic Foundry fueled that awareness with market development efforts in Europe and Pac-Asia.  During the year, the company announced the first internationalized version of its Mediasite line of rich media systems.  The company is using the same market development approach which achieved early success in North America to gain a strong presence in other worldwide markets.  Build-out of the global sales force continued with current field staff in New Zealand, Europe and Canada.

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High-profile and novel Mediasite applications on the rise.  Fiscal 2005 was punctuated with multiple global, national and nontraditional Mediasite Webcasts, such as Mediasite capturing images from NASA’s Deep Impact space probe collision with comet Tempel 1.  National personalities and leaders captured by Mediasite include the former and current Chairmen and CEOs of General Electric Jack Welch and Jeffrey Immelt, Michael Dell, Tom Ridge, Tommy Thompson, Ruth Bader Ginsburg, John Kerry and Scott McNealy, CEO of Sun Microsystems.

          “As an early stage, high growth company, we’ve succeeded in establishing our vision for a new market and one which we feel will be highly lucrative for years to come,” said Rimas Buinevicius, chairman and CEO of Sonic Foundry. “The evangelism and enthusiasm of past years is now paying off and is starting to show the results we’ve predicted.  Our greatest accomplishment is seen through the Mediasite customers who are changing the face of education, business, government and health through the use of rich media.  They are improving technical communication processes, public service information, business planning and health care.  Moving forward, we’ll continue to respond to market demand for new product enhancements and service offerings with cutting edge technology that empowers people to communicate in a new, powerful way.”

          Sonic Foundry will host a Webcast today to discuss its 2005 fiscal year results at 10:00 a.m. CT/11:00 a.m. ET.  It will Mediasite the presentation for both live and on-demand viewing.  To access the presentation, go to www.sonicfoundry.com.  An archive of the Webcast will be available for 30 days.

          About Sonic Foundry(R), Inc.
          Founded in 1991, Sonic Foundry (Nasdaq: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world.  Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education.  The company’s integrated Webcasting and Web presentation solutions are trusted by Fortune 500 companies, education institutions and government agencies for a variety of critical communication needs.  Sonic Foundry is based in Madison, Wis.  For more information about Sonic Foundry, visit the company’s Website at www.sonicfoundry.com.

          Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements.  Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Consolidated Balance Sheets
(in thousands except for share data and per share data)

	September 30,

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$4,271	$7,583
Accounts receivable, net of allowances of $115 and $98	2,232	1,345
Accounts receivable, other	7	18
Inventories	414	371
Prepaid expenses and other current assets	356	281
Total current assets	7,280	9,598
Property and equipment:
Leasehold improvements	185	185
Computer equipment	1,570	1,010
Furniture and fixtures	185	177
Total property and equipment	1,940	1,372
Less accumulated depreciation	933	627
Net property and equipment	1,007	745
Other assets:
Goodwill and other intangible assets, net	7,626	7,676
Capitalized software development costs, net of amortization of $1,067 and $788	332	612
Total other assets	7,958	8,288
Total assets	$16,245	$18,631
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,323	$879
Accrued liabilities	780	686
Unearned revenue	957	473
Current portion of capital lease obligation	15	—
Total current liabilities	3,075	2,038
Long-term portion of capital lease	28	—
Other liabilities	21	27
Total liabilities	3,124	2,065
Stockholders’ equity:
Preferred stock, $.01 par value,	—	—
authorized 5,000,000 shares; none issued 5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par),	—	—
authorized 10,000,000 shares, none issued
Common Stock, $0.01 par value, authorized 100,000,000 shares; 30,910,409 and 29,782,269 shares issued and 30,840,159 and 29,712,019 shares outstanding	309	298
Additional paid-in capital	170,083	169,383
Accumulated deficit	(157,077)	(152,908)
Receivable for common stock issued	(26)	(39)
Treasury stock, at cost, 70,250 shares	(168)	(168)
Total stockholders’ equity	13,121	16,566
Total liabilities and stockholders’ equity	$16,245	$18,631

Sonic Foundry, Inc.
Consolidated Statements of Operations
(in thousands except for share and per share data)

	Years Ended September 30,

Continuing Operations	2005	2004	2003

Revenue:
Product sales	$6,928	$3,443	$1,172
Customer support fees	975	425	84
Other	439	545	8
Total revenue	8,342	4,413	1,264
Cost of revenue	2,754	1,759	888
Gross margin	5,588	2,654	376
Operating expenses:
Selling and marketing expenses	5,277	3,826	2,975
General and administrative expenses	2,864	2,826	3,189
Product development expenses	1,803	1,609	1,742
Total operating expense	9,944	8,261	7,906
Loss from operations	(4,356)	(5,607)	(7,530)
Other income (expense), net	187	99	(19)
Loss from continuing operations	(4,169)	(5,508)	(7,549)
Loss from operations of discontinued operations including $68 of income tax benefit in 2003	—	—	(2,930)
Gain on disposal of discontinued operations	—	132	11,932
Net income (loss)	$(4,169)	$(5,376)	$1,453
Income (loss) per common share:
Continuing operations	$(0.14)	$(0.18)	$(0.27)
Discontinued operations	—	—	0.32
Basic net income (loss) per common share	$(0.14)	$(0.18)	$0.05
Diluted net income (loss) per common share	$(0.14)	$(0.18)	$0.05
Weighted average common shares
-- Basic	30,363,000	29,457,000	27,794,000
-- Diluted	30,363,000	29,457,000	28,375,000

SOURCE  Sonic Foundry Inc.
          -0-                                        12/01/2005
          /CONTACT:  Press, Terri Douglas of Catapult PR-IR, +1-303-581-7760, ext. 18, tdouglas@catapultpr-ir.com, for Sonic Foundry Inc.; or Investors, Rob Schatz of Strategic Growth International, +1-212-838-1444, rob@sgi-ir.com, for Sonic Foundry Inc./
          /Web site:  http://www.Mediasite.com /
          /Web site:  http://www.sonicfoundry.com /